Exhibit 2.2

Description of Rights of Each Class of Securities

A summary of the material provisions governing our securities registered pursuant to Section 12(b) of the Exchange Act of 1934, as amended (the “Exchange Act”) is provided below. This summary is not complete and should be read together with our amended and restated memorandum and articles of association (the “Articles”), a copy of which is filed with the U.S. Securities Exchange and Commission (the “SEC”). References herein to “we,” “us,” “our company,” and the “Company” are to WORK Medical Technology Group LTD.

We are a Cayman Islands exempted company, and our affairs are governed by our Articles and the Companies Act (Revised) of the Cayman Islands, which we refer to as the “Companies Act” below (each as amended or modified from time to time). We had the following series of securities registered pursuant to Section 12(b) of the Exchange Act as of the date hereof:

Title of Each Class	Trading symbol	Name of Each Exchange On Which Registered
Class A Ordinary shares, par value $5.00 per share	WOK	The Nasdaq Stock Market LLC

As of September 30, 2025, the Company has adopted a dual-class share structure comprised of Class A ordinary shares, par value US$0.05 per share (“Class A Ordinary Shares”), and Class B ordinary shares, par value US$0.05 per share (“Class B Ordinary Shares”) (together as “Ordinary Shares”). Our company effected a 1-for-100 reverse stock split effective in December 2025, as a result of which the par value of each of the Class A Ordinary Shars and Class B Ordinary Shares was changed to $5.00 per share.

Description of Ordinary Shares

The following is a summary of material provisions of our amended and restated memorandum and articles of association as well as the Companies Act insofar as they relate to the material terms of our Ordinary Shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entirety of our amended and restated memorandum and articles of association, which is being filed with the U.S. Securities and Exchange Commission as Exhibit 1.1 to our annual report on Form 20-F for the fiscal year ended September 30, 2025.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Each Ordinary Share has a par value of US$0.05 per share as of September 30, 2025. The number of Class A Ordinary Shares that have been issued as of the last day of the financial year ended September 30, 2025 is provided on the cover of the annual report on Form 20-F filed on January 30, 2026 (the “2025 Form 20-F”). Our Ordinary Shares may be held in either certificated or uncertificated form.

Preemptive Rights (Item 9.A.3 of Form 20-F)

The holders of our Ordinary Shares do not have pre-emptive rights under the Companies Act or pursuant to our amended and restated memorandum and articles of association.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

Each Class A Ordinary Share entitles the holder thereof to one vote on all matters subject to the vote on a poll at general meetings of our company. Each Class B Ordinary Share entitles the holder thereof to 20 votes on all matters subject to the vote on a poll at general meeting of our company.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

As of September 30, 2025, we had outstanding warrants to purchase Class A Ordinary Shares. The material terms and rights of such warrants are described under “Warrants and Rights (Item 12.B of Form 20-F)” in this document.

Rights of Ordinary Shares (Item 10.B.3 of Form 20-F)

Ordinary Shares

As of September 30, 2025, our authorized share capital is US$100,000,000 divided into 1,600,000,000 Class A Ordinary Shares of par value US$0.05 each and 400,000,000 Class B Ordinary Shares of par value US$0.05 each. After the 1-for-100 reverse stock split effective in December 2025, our authorized share capital is US$100,000,000 divided into 16,000,000 Class A Ordinary Shares of par value US$5.00 each and 4,000,000 Class B Ordinary Shares of par value US$5.00 per share. The objects of our company are unrestricted, and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands. All of our issued and outstanding Ordinary Shares are fully paid. Our Ordinary Shares are issued in registered form and are issued when registered in our register of members. Unless the directors determine otherwise, each holder of our Ordinary Shares will not receive a certificate in respect of such Ordinary Shares. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends

Subject to the provisions of the Companies Act and any rights attaching to any class or classes of shares under and in accordance with our amended and restated memorandum and articles of association:

(a) the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b) our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

The holder of an Ordinary Share shall (in respect of such Ordinary Share) have the right to receive notice of, attend at and vote as a shareholder at any general meeting of the Company.

Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairperson of such meeting, by at least two shareholders having the right to vote on the resolutions or any one shareholder, present in person or by proxy, who, individually or collectively, hold at least ten per cent of the voting rights of all those who have a right to vote on the resolution.

Each holder of Class A Ordinary Shares shall, on a poll, be entitled to one vote for each Class A Ordinary Share he or she holds and each holder of Class B Ordinary Shares shall, on a poll, be entitled to exercise 20 votes for each Class B Ordinary Share he or she holds on any and all matters. On a show of hands, every shareholder shall have one vote.

Shareholders may vote in person or by proxy.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding Ordinary Shares at a meeting. A special resolution will be required for certain matters prescribed by our Articles and the Companies Act, such as a change of name or making changes to our memorandum and articles of association. Our shareholders may, among other things, appoint and remove directors and approve certain share capital restructures by ordinary resolution.

Conversion rights

Class B Ordinary Shares are convertible, at the option of the holder thereof, into Class A Ordinary Shares on a one-to-one basis. Class A Ordinary Shares are not convertible.

All conversions of Class B Ordinary Shares to Class A Ordinary Shares shall be effected by way of redemption or repurchase by the Company of the relevant Class B Ordinary Shares and the simultaneous issue of Class A Ordinary Shares in consideration for such redemption or repurchase.

General Meetings of Shareholders

As a Cayman Islands exempted company, we are not obligated by the Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten percent of the rights to vote at such general meeting in accordance with the notice provisions in our amended and restated memorandum and articles of association, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least 5 clear days’ notice of any general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the date and the hour of the meeting, if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting, the general nature of the business to be transacted and if a resolution is proposed as a special resolution, the text of that resolution. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for seven days or more, notice of the adjourned meeting shall be given in accordance with our amended and restated memorandum and articles of association.

Transfer of Ordinary Shares

Provided that a transfer of Ordinary Shares complies with applicable rules of the Nasdaq, a shareholder may transfer Ordinary Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by Nasdaq, or in any other form approved by the directors, executed:

(a) where the Ordinary Shares are fully paid, by or on behalf of that shareholder; and

(b) where the Ordinary Shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of an Ordinary Share until the name of the transferee is entered into the register of members of the Company.

Our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share that has not been fully paid up or is subject to a company lien. Our board of directors may also, but not required to, decline to register any transfer of such Ordinary Share unless:

(a) the instrument of transfer is lodged with the Company, accompanied by the certificate (if any) for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b) the instrument of transfer is in respect of only one class of Ordinary Shares;

(c) the instrument of transfer is properly stamped, if required;

(d) in the case of a transfer to joint holders, the number of joint holders to whom the Ordinary Share is to be transferred does not exceed four;

(e) the Ordinary Share transferred is fully paid and free of any lien in favor of us; and

(f) any applicable fee of such maximum sum as the Nasdaq may determine to be payable, or such lesser sum as the board may from time to time require, related to the transfer is paid to us.

If our directors refuse to register a transfer, they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

This, however, is unlikely to affect market transactions of the Class A Ordinary Shares listed on Nasdaq or purchased by investors in the public offering. Since the Class A Ordinary Shares were listed, the legal title to such Class A Ordinary Shares and the registration details of those Class A Ordinary Shares in the our register of members have remained with VStock Transfer LLC. All market transactions with respect to those Class A Ordinary Shares will then be carried out without the need for any kind of registration by the directors, as the market transactions will all be conducted through the DTC systems.

The registration of transfers may, after compliance with any notice required of the Nasdaq Capital Market and on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. The registration of transfers, however, shall not be suspended, and the register shall not be closed, for more than 30 days in any calendar year as our board of directors may determine.

Winding Up; Liquidation

Upon the winding up of our company, after the full amount that holders of any issued shares ranking senior to the Ordinary Shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of our Ordinary Shares are entitled to receive any remaining assets of our Company available for distribution as determined by the liquidator. The shareholders may, subject to the articles of association and any other sanction required by the Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a) to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b) to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Calls on Shares and Forfeiture of Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption and Purchase of Own Shares

Subject to the Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

(a) issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

(b) with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c) purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Issuance of Additional Shares

Our amended and restated memorandum and articles of association authorizes our board of directors to issue additional Ordinary Shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Inspection of Books and Records

Shareholders of Cayman Islands exempted companies have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies (other than copies of our amended and restated memorandum and articles of association, register of mortgages and charges, and any special resolutions passed by our shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. Pursuant to our amended and restated memorandum and articles of association, shareholders will not have any right to inspect any account or book or document of the Company except as conferred by Companies Act or as authorized by our directors or by ordinary resolution of our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Requirements to Change the Rights of Holders of Ordinary Shares (Item 10.B.4 of Form 20-F)

Variations of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of shares (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Limitations on the Rights to Own Ordinary Shares (Item 10.B.6 of Form 20-F)

There are no limitations under the Companies Act or imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Anti-Takeover Provisions

Some provisions of our amended and restated memorandum and articles of association may discourage, delay, or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Under the Companies Act, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies in the consolidated company. In order to effect such a merger or consolidation, among other things, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each Cayman Islands constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. Among other things, the plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by seventy-five per cent in value of the members or class of members, as the case may be, with whom the arrangement is to be made or a majority in number of each class of creditors with whom the arrangement is to be made and who must in addition represent seventy-five per cent in value of each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

(a)	a company act or proposes to act illegally or ultra vires y and is therefore incapable of ratification by the shareholders;

(b)	an irregularity in the passing of a resolution which requires a qualified majority;

(c)	an act purporting to abridge or abolish the individual rights of a member; and

(d)	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability.

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a) all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by the existing or former director (including alternate director), secretary, or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities, or discretions; and

(b) without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by the existing or former director (including alternate director), secretary, or officer in defending (whether successfully or otherwise) any civil, criminal, administrative, or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary, or officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, willful default or willful neglect.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan, or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary, or any of our officers in respect of any matter identified in above on condition that the director (including an alternate director), secretary, or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including an alternate director), the secretary, or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director acts in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future, and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care, and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care, and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated memorandum and articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our amended and restated memorandum and articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated memorandum and articles of association provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in our amended and restated memorandum and articles of association, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our amended and restated memorandum and articles of association provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Under our amended and restated memorandum and articles of association, unless removed or re-appointed, each director shall be appointed for a term expiring at the next-following annual general meeting, if one is held. Subject to the provisions of our amended and restated memorandum and articles of association (which include the removal of a director by ordinary resolution), the office of a director may be terminated forthwith if (a) he is prohibited by the laws of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does require directors to act in the best interests of the company and use their powers for a proper purpose when approving such transactions.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under the Cayman Companies Act and our amended and restated memorandum and articles of association, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Act and our amended and restated memorandum and articles of association, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Changes in Capital (Item 10.B.10 of Form 20-F)

Subject to the Companies Act, our shareholders may, by ordinary resolution:

(a) increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b) consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c) convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d) sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e) cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

We may, by special resolution, subject to any confirmation or consent required by the Companies Act, reduce our share capital or any capital redemption reserve in any manner permitted by law.

Debt Securities (Item 12.A of Form 20-F)

As of September 30, 2025, we did not have any debt securities outstanding.

Warrants and Rights (Item 12.B of Form 20-F)

As of September 30, 2025, the Company had outstanding warrants to purchase Class A Ordinary Shares issued in connection with its underwritten follow-on offering in May 2025 (the “May 2025 Offering”). In connection with the May 2025 Offering, we offered on a firm commitment basis 10,000,000 units at $0.50 per unit, with each unit consisting of (i) one Class A Ordinary Share, par value $0.0005 per share, (ii) one Series A warrant to purchase one Class A Ordinary Share, and (iii) one Series B warrant to purchase one Class A Ordinary Share, and no pre-funded ordinary units were sold in that offering.

Series A Warrants.

Each Series A warrant is exercisable for one Class A Ordinary Share at an initial exercise price of $1.00 per share, is immediately exercisable upon issuance, and has a one-year term from issuance. In addition, upon the occurrence of a share split, share dividend, share combination or reverse share split, recapitalization or similar transaction involving the Class A Ordinary Shares, the Series A warrants may be exercised, in whole or in part, by means of a “zero price exercise” pursuant to which the holder would receive a number of Class A Ordinary Shares determined under the warrant formula, and we would not expect to receive cash proceeds in connection with such exercise.

Series B Warrants.

Each Series B warrant was exercisable for one Class A Ordinary Share at an initial exercise price of $1.00 per share, was immediately exercisable upon issuance, and had a three-month term from issuance. The Series B warrants also provided for a “zero price exercise” feature pursuant to which the holder may receive a number of Class A Ordinary Shares determined under the warrant formula, and as a result of such feature we did not expect to receive cash proceeds from such exercise. Accordingly, the Series B warrants expired during 2025 in accordance with their terms and were not outstanding as of September 30, 2025.

Beneficial Ownership Limitations

Both Series A and Series B warrants are subject to beneficial ownership limitations that restrict exercise to the extent that the holder would beneficially own more than 4.99% of our outstanding Class A Ordinary Shares immediately after giving effect to the issuance of Class A Ordinary Shares issuable upon exercise of the warrant (or 9.99% at the election of the holder), in each case as determined in accordance with the terms of the applicable warrant.

September 2025 Pre-Funded Warrants.

In September 2025, the Company issued 16,944,238 pre-funded warrants to purchase Class A Ordinary Shares issuable upon exercise of pre-funded warrants, each with an exercise price of $0.0005 per share and exercisable immediately until exercised in full. A holder of pre-funded warrants is subject to beneficial ownership limitations that the holder will not have the right to exercise if the holder beneficially owned more than 9.99% of the outstanding Class A Ordinary Shares. The pre-funded warrants were exercised in full on September 25, 2025, and therefore were not outstanding as of September 30, 2025.

Holders of pre-funded warrants do not have the rights of holders of Class A Ordinary Shares (including voting and dividend rights) unless and until such warrants are exercised and Class A Ordinary Shares are issued.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

Description of American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Not applicable.